Exhibit 3.2

FILED	FILING FEE $50
IN THE OFFICE OF THE	BY SMITH &HEADMAN
SECRETARY OF STATE OF THE	420 EAT SOUTH TEMPLE
STATE OF NEVADA	SUITE 334
SALT LAKE CIT, UTAH
JUN 10 1987	84111

No. 5288 86

CERTIFICATE OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
GOLDEN QUEENS MINING CO.

Pursuant to the laws of the State of Nevada, the undersigned corporation hereby adopts the following Articles of Amendment to its Articles of incorporation:

1.	The name of the corporation is GOLDEN QUEENS MINING CO.
2.	2. We, the undersigned President and secretary of GOLDEN QUEENS MINING CO. do hereby certify:

That the Board of Directors an shareholders of said corporation at a meeting duly convened and held on the 28th day of April, 1987, adopted a resolution to amend the original Articles as follows:

FIRST. The name of the corporation is BREAKTHROUGH ELECTRONICS, INC.

FOURTH. The amount of total authorized capital stock of the corporation is Fifty Thousand Dollars ($50,000) consisting of Fifty Million ($50,000,000) shares of stock of the par value of One-Tenth of a Cent ($.001) each.

3.
The number of shares of the corporation outstanding at the time of such adoption was 14,914,400, and the number of shares entitles to vote thereon was 14,914,400. All of the shares were common shares of the same class with like rights and preferences.

4.	All of the shares were voted for the above amendments as follows: